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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-120944, No. 333-58980, No. 333-55508 and No.
333-32500) of Loudeye Corp. of our report dated March 18, 2004, except for the second, third and fourth paragraphs in Note 1, which appear in the consolidated financial statements in the Company's Form S-1 dated February 9, 2005 and are not presented herein as to which the date is December 13, 2004; and except for the revisions of classifications disclosed in Note 2 as to which the date is March 30, 2005, relating to the 2003 and 2002 consolidated financial statements, which appear in this Form 10-K.



PricewaterhouseCoopers LLP

Seattle, Washington
March 30, 2005